Exhibit (a)(1)(E)

Offer to Purchase for Cash

by

RESOURCES CONNECTION, INC.

of

Up to 6,000,000 Shares of Its Common Stock

at a Purchase Price Not Greater than $16.00 per Share

nor Less than $13.50 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 15, 2016, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE, AS MAY BE EXTENDED, THE “EXPIRATION TIME”) OR TERMINATED.

October 18, 2016

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated October 18, 2016 (the “Offer to Purchase”), and related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the offer by Resources Connection, Inc., a Delaware corporation (“Resources”), to purchase up to 6,000,000 shares of its common stock, par value $0.01 per share (the “Shares”). Resources will purchase Shares at a price not greater than $16.00 per Share nor less than $13.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase and related Letter of Transmittal. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and the Letter of Transmittal.

Resources will, upon the terms and subject to the conditions of the Offer, determine a single per Share price that it will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. Resources will select the lowest purchase price, not greater than $16.00 per Share nor less than $13.50 per Share, that will allow it to purchase up to 6,000,000 Shares or a lower number of Shares depending on the number of Shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). If less than 6,000,000 Shares are properly tendered and not properly withdrawn at the Final Purchase Price, Resources will buy all Shares properly tendered and not properly withdrawn, subject to the terms and conditions of the Offer. All Shares acquired in the Offer will be acquired at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price. Only Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase, Resources may not purchase all of the Shares tendered at or below the Final Purchase Price if more than the number of Shares Resources is seeking are properly tendered and not properly withdrawn at the Final Purchase Price. Under no circumstances will interest be paid on the purchase price for the Shares, even if there is a delay in making such payment. Resources reserves the right, in its sole discretion, to increase or decrease the per Share purchase price, subject to applicable law. Resources may increase the number of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer (approximately 722,000 Shares, based on 36,101,867 Shares outstanding on October 12, 2016).

Resources reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

Upon the terms and subject to the conditions of the Offer, if more than 6,000,000 Shares (or such greater number of Shares as Resources may elect, subject to applicable law) have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Time, Resources will purchase such Shares in the following order of priority: (i) Resources will purchase all Shares properly tendered and not properly withdrawn by any holder of an “odd lot” of less than 100 Shares who tenders all Shares owned beneficially or of record by such odd lot holder at a price at or below the Final Purchase Price (tenders of less than all of the Shares owned by such odd lot holder will not qualify for this preference) and who completes the section captioned “Odd Lots” in the Letter of Transmittal; (ii) after the purchase of all of the Shares properly tendered at or below the Final Purchase Price and not properly withdrawn by odd lot holders, Resources will purchase all other Shares properly tendered at or below the Final Purchase Price on a pro rata basis (excluding Shares subject to conditional tenders for which the condition was not initially satisfied) with appropriate adjustment to avoid purchases of fractional Shares; and (iii) only if necessary to permit Resources to purchase 6,000,000 Shares (or such greater number of Shares as Resources may elect, subject to applicable law), Resources will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for their Shares to be purchased by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares. As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though such Shares were tendered at prices at or below the Final Purchase Price. Shares tendered at prices greater than the Final Purchase Price and Shares not purchased because of proration or conditional tenders will be returned to the tendering stockholders at Resources’ expense promptly after the Expiration Time. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

Although Resources’ directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders, Resources’ directors and officers have informed Resources that they do not intend to tender Shares in the Offer. As a result, the equity ownership of Resources’ directors and executive officers will proportionately increase as a percentage of Resources’ outstanding common stock following the consummation of the Offer. After expiration or termination of the Offer, directors and executive officers of the Company may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Final Purchase Price to be paid to stockholders in the Offer. Resources does not presently know whether its affiliates intend to tender their Shares in the Offer. See Section 11 of the Offer to Purchase.

We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES THAT WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Shares that we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1. You may tender your Shares at prices not greater than $16.00 per Share nor less than $13.50 per Share, as indicated in the attached Instruction Form, net to you in cash, less applicable withholding taxes and without interest.

2. You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

3. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, November 15, 2016 unless Resources extends or terminates the Offer.

4. The Offer is for up to 6,000,000 Shares, which represents approximately 16.6% of the issued and outstanding Shares as of October 12, 2016. If the maximum of 6,000,000 Shares are tendered in the Offer at the maximum purchase price of $16.00 per Share, the aggregate purchase price will be approximately $96.0 million. If the maximum of 6,000,000 Shares are tendered in the Offer at the minimum purchase price of $13.50 per Share, the aggregate purchase price will be approximately $81.0 million.

5. Tendering stockholders who are tendering Shares held in their name or who tender their Shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees to Resources or to the Dealer Manager, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Resources’ purchase of Shares under the Offer.

6. If you wish to tender portions of your Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

7. If you are an odd lot holder and you instruct us to tender on your behalf all such Shares at or below the purchase price before the Expiration Time and complete the section captioned “Odd Lots” on the attached Instruction Form, Resources will accept all such Shares for purchase before proration, if any, of the purchase of other Shares properly tendered at or below the Final Purchase Price and not properly withdrawn.

8. If you wish to condition your tender upon the purchase of all Shares tendered or upon Resources’ purchase of a specified minimum number of the Shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. Resources’ purchase of Shares from all tenders that are so conditioned will be determined by random lot. To elect such a condition, complete the section entitled “Conditional Tender” in the attached Instruction Form.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION TIME. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 15, 2016, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

The Offer is being made solely pursuant to the Offer to Purchase and the Letter of Transmittal and is being made to all record holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction within the United Sates in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 18, 2016 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase, as they may be amended and supplemented from time to time, constitute the “Offer”), in connection with the offer by Resources Connection, Inc., a Delaware corporation (“Resources”), to purchase up to 6,000,000 shares of its common stock, par value $0.01 per share (the “Shares”), at a price not greater than $16.00 per Share nor less than $13.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.

The undersigned hereby instruct(s) you to tender to Resources the number of Shares indicated below or, if no number is specified, all Shares that you hold for the account of the undersigned, at the price per Share indicated below, upon the terms and subject to the conditions of the Offer.

In participating in the Offer, the undersigned acknowledges that: (1) the Offer is established voluntarily by Resources, it is discretionary in nature and it may be extended, modified, suspended or terminated by Resources as provided in the Offer to Purchase; (2) the undersigned is voluntarily participating in the Offer; (3) the future value of the Shares is unknown and cannot be predicted with certainty; (4) the undersigned has received the Offer to Purchase and the Letter of Transmittal, as amended or supplemented; (5) any foreign exchange obligations triggered by the undersigned’s tender of Shares or the receipt of proceeds are solely the undersigned’s responsibility; and (6) regardless of any action that Resources takes with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Shares, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains the undersigned’s sole responsibility. In that regard, the undersigned authorizes any withholding agent to withhold all applicable Tax Items that such withholding agent, be it Resources, the Depositary or another withholding agent, is legally required to withhold. The undersigned consents to the collection, use and transfer, in electronic or other form, of the undersigned’s personal data as described in this document by and among, as applicable, Resources, its subsidiaries, and third party administrators for the exclusive purpose of implementing, administering and managing the undersigned’s participation in the Offer.

Aggregate Number Of Shares To Be Tendered By You For The Account Of The Undersigned:                      Shares. Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

(See Instruction 5 of the Letter of Transmittal)

The undersigned is tendering shares as follows (Check only one box under (A) or (B) below):

A) SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER

By checking one of the following boxes below instead of the box in “SHARES TENDERED AT PRICE DETERMINED UNDER THE OFFER,” you are tendering Shares at the price checked. This election could result in none of your Shares being purchased if the Final Purchase Price selected by Resources for the Shares is less than the price checked below. If you wish to tender Shares at more than one price, you must complete a separate Letter of Transmittal for each price at which you wish to tender Shares. The same Shares cannot be tendered at more than one price, unless previously and validly withdrawn. See Sections 3 and 4 of the Offer to Purchase.

CHECK ONLY ONE BOX. IF MORE THAN ONE BOX IS CHECKED, THERE IS NO PROPER TENDER OF SHARES. IF NO BOX IS CHECKED, YOU WILL BE DEEMED TO HAVE MADE A TENDER UNDER “SHARES TENDERED AT PRICE DETERMINED UNDER THE OFFER” BELOW.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

☐	$13.50	☐	$14.40	☐	$15.30
☐	$13.60	☐	$14.50	☐	$15.40
☐	$13.70	☐	$14.60	☐	$15.50
☐	$13.80	☐	$14.70	☐	$15.60
☐	$13.90	☐	$14.80	☐	$15.70
☐	$14.00	☐	$14.90	☐	$15.80
☐	$14.10	☐	$15.00	☐	$15.90
☐	$14.20	☐	$15.10	☐	$16.00
☐	$14.30	☐	$15.20

B) SHARES TENDERED AT PRICE DETERMINED UNDER THE OFFER

☐	By checking this one box instead of one of the price boxes in “SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER,” you are tendering Shares and are willing to accept the Final Purchase Price selected by Resources in accordance with the terms of the Offer. This action will maximize the chance of having Resources purchase your Shares pursuant to the Offer (subject to proration). Note that this election is deemed to be a tender of Shares at the minimum price under the Offer of $13.50 per Share and could cause the Final Purchase Price in the Offer to be lower for purposes of determining the Final Purchase Price in the Offer, and could result in the tendered Shares being purchased at the minimum price under the Offer of $13.50 per Share. See Section 3 of the Offer to Purchase.

CONDITIONAL TENDER

(See Instruction 14 of the Letter of Transmittal)

As described in Section 6 of the Offer to Purchase, a tendering stockholder may condition his or her tender of Shares upon Resources purchasing all or a specified minimum number of the Shares tendered. Unless at least the minimum number of Shares you indicate below is purchased by Resources pursuant to the terms of the Offer, none of the Shares tendered by you will be purchased. Stockholders should note that the treatment of the consideration they receive for tendered Shares as either (i) consideration received in a sale or exchange of tendered Shares or (ii) a distribution with respect to such Shares may be affected by the percentage of their total Shares that are purchased. It is the tendering stockholder’s responsibility to calculate the minimum number of Shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their own tax advisors before completing this section. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering Shares. Unless this box has been checked and a minimum number of Shares specified, your tender will be deemed unconditional.

☐ The minimum number of Shares that must be purchased from me/us, if any are purchased from me/us, is:                  Shares.

If, because of proration, the minimum number of Shares designated will not be purchased, Resources may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her Shares and checked this box:

☐ The tendered Shares represent all Shares held by the undersigned.

ODD LOTS

(See Instruction 15 of the Letter of Transmittal)

As described in Section 1 of the Offer to Purchase, under certain conditions, holders of a total of fewer than 100 Shares may have their Shares tendered at or below the Final Purchase Price accepted for payment before any proration of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. Accordingly, this section is to be completed only if Shares are being tendered by or on behalf of a person owning, beneficially or of record, as of the close of business on the date set forth on the signature page hereto, and who continues to own, beneficially or of record, as of the Expiration Time, an aggregate of fewer than 100 Shares.

The undersigned either (check one box):

☐ is the beneficial or record owner of an aggregate of fewer than 100 Shares, all of which are being tendered; or

☐ is a broker, dealer, commercial bank, trust company or other nominee that (i) is tendering for the beneficial owner(s), Shares with respect to which it is the record holder and (ii) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 Shares and is tendering all of such Shares.

In addition, the undersigned is tendering either (check one box):

☐ at the price per Share indicated above in “SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER;” or

☐ at the Final Purchase Price, as the same will be determined by Resources in accordance with the terms of the Offer (persons checking this box need not indicate the price per Share in “SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER” above).

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Resources’ board of directors has approved making the Offer. However, neither Resources, nor any member of its board of directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to stockholders as to whether they should tender or refrain from tendering their Shares or as to the purchase price or purchase prices at which any stockholder may choose to tender Shares. Neither Resources, nor any member of its board of directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. Stockholders should carefully evaluate all information in the Offer to Purchase, consult their financial and tax advisors and make their own decisions about whether to tender Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which to tender.

SIGNATURE

Signature(s):

Name(s):

(PLEASE PRINT)

Taxpayer Identification or Social Security Number:

Address(es):

(INCLUDING ZIP CODE)

Phone Number (including Area Code):

Date: